EXHIBIT 1

Clinton Group Warns Of Possible Vote And Meeting Manipulation By Stillwater Mining At Today's Annual Meeting

NEW YORK, May 2, 2013 /PRNewswire/ -- Clinton Group, Inc. ("Clinton"), a stockholder of Stillwater Mining Company (NYSE: SWC) ("Stillwater" or "Company") that is seeking to replace the existing Stillwater board with independent professionals, today announced that it believes that Stillwater is continuing its attempt to manipulate and mislead stockholders in advance of the Stillwater 2013 Annual Meeting (the "Meeting") and to interfere with the stockholders' right to elect a board of directors.

The Meeting is scheduled for later today, at 4 PM Eastern time. Stockholders have had the opportunity to review the Company's proxy materials and Board candidates for 44 days and to consider Clinton's viewpoints and nominees for almost as long. The vast majority of the Company's stockholders have cast a ballot.

"We are extremely grateful for the overwhelming stockholder support for our nominees," said Gregory P. Taxin, Managing Director of Clinton. "We look forward to having an improved Board at Stillwater to help set the right strategy, oversee operations and select and hire executive management."

During this entire process, Clinton believes the incumbent Board of Directors has not been transparent and fully honest with its stockholders and has sought to manipulate the election process in its favor in an effort to remain in office and to preserve the tenure of the Company's Chief Executive Officer, Frank McAllister, on whose watch stockholders have lost more than $900 million. For example:

•	At every opportunity, the incumbent Board has used baseless ad hominem attacks against Clinton and the Clinton nominees in an effort to scare Stillwater stockholders into believing that their investment in Stillwater would be put at risk if the Clinton nominees were elected;

•	The Board has refused to confront the evidence and arguments offered by Clinton concerning the Board's grave mistakes and abject failures, including in the shifting of strategy, the purchase of two companies within a year each at premiums over 250%, the substantial increases in operating and mining costs with no increased productivity, the waste of stockholder money on consumer jewelry marketing, the inefficient and misguided corporate finance decisions last year, and the violations of the Company's employee stock option plan and wrongful payment to the CEO of millions of dollars that were returned only after the initiation of a lawsuit against the directors personally;

•	The Company scheduled the Meeting in what must be one of the most remote locations ever chosen for an annual meeting and a place in which Clinton will likely be unable to receive last minute voting instructions and communications, while the Company is able to receive such communications;

•	Despite a lengthy campaign that has cost stockholders millions of dollars and flooded their mailboxes with letters, presentations, advertisements and endorsements, the Company's advisors in recent media interviews appear to be laying the ground work for a claim that stockholders have not had enough time to decide on a group of directors or have been confused by the materials, in an attempt to justify a delay in the meeting so the incumbent Board can further campaign and seek to change votes;

•	The Company is attempting aggressively to convince institutional investors to change their votes and, more importantly, the method by which they vote, encouraging the last-minute use of so-called "legal proxies", which circumvent the conventional means by which votes are verified, tabulated and counted, and which risk complete disenfranchisement or misallocation of votes at this stage; and

•	The incumbent directors intentionally misled Clinton during settlement discussions, used manipulative tactics to allow the Company to issue misleading public statements about the settlement discussions and repeatedly accepted settlement proposals only to later renege on those proposals.

"We believe that the time has come to lay the votes on the table and ask the independent inspector of elections to count the ballots," continued Mr. Taxin. "Further manipulation of the voters and delay tactics are an anathema to good corporate governance and the stockholder franchise. We expect more from our fiduciaries and hope that Mr. McAllister and the incumbent directors will face the stockholders' vote today with dignity and transparency and respect for the stockholders' decisions."

Clinton urges stockholders to demand that votes be counted today and that the preliminary results be announced publicly at the conclusion of today's Meeting.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") AND CHARLES R. ENGLES, SETH E. GARDNER , MICHAEL MCMULLEN , MICHAEL MCNAMARA , PATRICE E. MERRIN , BRIAN SCHWEITZER AND GREGORY P. TAXIN (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF STILLWATER MINING COMPANY (THE "COMPANY") FOR USE AT THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON MARCH 26, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: Connie Laux, (212) 825-0400